Exhibit 99.1

CONTACT:	Thomas M. Kitchen Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE
STEWART ENTERPRISES ANNOUNCES COMMENCEMENT OF
EXCHANGE OFFER FOR $200 MILLION SENIOR NOTES

NEW ORLEANS, LA, May 8, 2006 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) has commenced its exchange offer of $200 million 6 1/4% Senior Notes due 2013 registered under the Securities Act of 1933 for all of its outstanding $200 million 6 1/4% Senior Notes due 2013 sold on February 11, 2005 pursuant to Rule 144A and Regulation S under the Securities Act of 1933.
The exchange offer will expire at 5:00 p.m. New York City time on June 5, 2006, unless extended.
This announcement is not an offer to purchase or a solicitation of an offer to purchase any securities. The offer is made solely by the Company’s prospectus dated May 5, 2006. Copies of the prospectus may be obtained from U.S. Bank National Association, the exchange agent for the exchange offer, 60 Livingston Avenue, EP-MN-WS3C, St. Paul, MN 55107-3918 Attn: Specialized Finance Department.
Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 230 funeral homes and 144 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.